Exhibit 10.6
FORM OF
STOCK OPTION AGREEMENT
CONAGRA FOODS, INC.
   Stock Option Agreement, hereinafter referred to as the “Option” or the “Agreement”, is made on the ___day of                     , 20___, between ConAgra Foods, Inc., a Delaware Corporation (“ConAgra Foods”) and the Optionee.
           1. Grant of Option. ConAgra Foods hereby grants an Option on shares of ConAgra Foods’ common stock (the “Common Stock”) to the Optionee, as follows:

Optionee: [as applicable: CEO or EVP, External Affairs and President, Commercial Foods]

Number of Shares:

Exercise Price per Share:

Date of Grant:

Plan Name: The ConAgra 2009 Stock Plan (the “Plan”)

Type of Option: Non-qualified

Expiration Date:

Term of Option:
           IN WITNESS WHEREOF, ConAgra Foods and the Optionee have caused this Agreement to be executed effective as of the date first written above. ConAgra Foods and the Optionee acknowledge that this Agreement includes eight pages including this first page. The Optionee acknowledges reading and agreeing to all eight pages.

CONAGRA FOODS, INC.	OPTIONEE

By:
[as applicable: CEO or EVP, External Affairs and President, Commercial Foods]
Date:	Date:

     2. Definitions: Terms not otherwise defined herein shall have the meanings ascribed to them in an Employment Agreement between ConAgra Foods and the Optionee dated effective as of [insert applicable date: August 31, 2005 or December 1, 2005] (as amended, the “Employment Agreement”). The following terms shall have the respective meanings set forth below:
     a. “Change of Control” means:
     (i) the acquisition (other than from ConAgra Foods) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding, for this purpose, the Company, or any employee benefit plan of the Company which acquires beneficial ownership of voting securities of ConAgra Foods) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of ConAgra Foods’ then outstanding voting securities entitled to vote generally in the election of directors; or
     (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by ConAgra Foods’ shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
     (iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of ConAgra Foods immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of ConAgra Foods or of the sale of all or substantially all of the assets of ConAgra Foods.
          b. “Company” means ConAgra Foods (and any successor thereto) and its Subsidiaries.
          c. “Continuous Employment” means the absence of any interruption or termination of employment by the Company. Continuous Employment shall not be considered interrupted in the case of sick leave, Long Term Disability, military leave or any other leave of absence approved by the Company.

          d. “Retiree Eligible” means terminating employment with the Company following [insert applicable date: August 31, 2010 or December 1, 2010], or, if earlier, due to death or disability, or involuntary termination without Cause or resignation for Good Reason, each as defined in the Employment Agreement.
          e. “Subsidiaries” means any corporation, partnership, joint venture or other entity in which ConAgra Foods owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest (within the meaning of Internal Revenue Code Section 414(c)) of such entity.
     3. Vesting and Exercise of Option. This Option shall be vested and exercisable with respect to forty percent (40%) of such options on                              ; an additional thirty percent (30%) of such options on                      ; and the balance of such options on                           . Unless otherwise provided in this Agreement, all such installments shall vest and be exercisable from the commencement date thereof and ending seven years after the date of this Agreement, all in accordance with the terms of this Agreement.
          a. Change of Control. In the event of Change of Control, the Option granted pursuant to this Agreement shall become immediately exercisable with respect to the full number of shares subject to this Option.
          b. Termination of employment; Early Vesting; Cancellation.
     (i) In the event Optionee becomes Retiree Eligible, this Option shall become fully vested.
     (ii) In the event the Company terminates the employment of the Optionee with Cause, this Option shall terminate and all unexercised options shall lapse.
     (iii) In the event the Optionee’s Continuous Employment terminates for any reason except as provided in Section 2(b)(i) or (ii), unvested options shall immediately cancel and any vested options not exercised during the exercise period set forth in Section 3(c) shall be cancelled at the end of the applicable exercise period.
          c. Right to Exercise. This Option shall be exercisable during the term of the Option, by the Optionee:
     (i) while the Optionee is in Continuous Employment;
     (ii) for a period ending 90 days after the Optionee’s Continuous Employment terminates for any reason except as provided in Section 2(b)(i) or (ii). The options that may be exercised are those that are vested (and not previously exercised) at the time such termination of employment occurs;
     (iii) for the remaining the term of the Option in the event the Optionee becomes Retiree Eligible.
          d. Method of Exercise. This Option shall be exercisable by a written notice which shall:
     (i) state the election to exercise the Option, the number of shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his/her address and social security number;

     (ii) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof satisfactory to counsel for ConAgra Foods of the right of such person or persons to exercise the Option. Payment of the purchase price of any shares with respect to which the Option is being exercised shall accompany the written notice of exercise and shall be by one or any combination of the following:
i.	cash,

ii.	check,

iii.	wire transfer,

iv.	certified or cashier’s check,

v.	subject to the provisions of any Insider Trading Agreement, by delivering previously owned shares of Common Stock held by the Optionee for at least six months valued at Fair Market Value in accordance with Section 6.4 of the Plan, or

vi.	subject to the provisions of any Insider Trading Agreement, by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion thereof) acquired upon exercise of the Option and remitting to ConAgra Foods a sufficient portion of the sale proceeds to pay both the entire exercise price and amounts owed under Section 3(e) of this Agreement.
          e. Restrictions on Exercise. As a condition to exercise of this Option, ConAgra Foods may require the person exercising this Option to make any representation and warranty to ConAgra Foods as may be required by any applicable law or regulation.
          f.  Payment of Taxes Upon Exercise. As a condition of the issuance of shares of Common Stock upon exercise hereunder, the Optionee agrees to remit to the Company at the time of exercise of this Option any taxes required to be withheld by the Company under Federal, state or local law as a result of the exercise. The minimum statutory tax withholding amount may be paid by one or any combination of the following:
i. cash,
ii. check,
iii. wire transfer,
iv. certified or cashier’s check,
v. subject to the provisions of any Insider Trading Agreement, by delivering previously owned shares of Common Stock held by the Optionee for at least six months valued at Fair Market Value in accordance with Section 11.4 of the Plan, or
vi. subject to the provisions of any Insider Trading Agreement, by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion thereof) acquired upon exercise of the Option and remitting to ConAgra Foods a sufficient portion of the sale proceeds to pay both the entire exercise price and amounts owed under Section 3(e) of this Agreement.

In addition, the Optionee may deliver previously acquired shares of Common Stock held by the Optionee for at least six months in order to satisfy additional tax withholding above the minimum statutory tax withholding amount permissible, provided, however, the Optionee shall not be entitled to deliver such additional shares if it would cause adverse accounting consequences for ConAgra Foods.
     4. Non-Transferability of Option. Except as may otherwise be permitted by the Human Resources Committee of the Board of Directors, this Option may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Optionee enter into any transaction for the purpose of, or which as the effect of, reducing the market risk of holding the Option by using puts, calls or similar financial techniques. This Option may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns (the “Successors”) of the Optionee.
     5. Stock Subject to the Option. The Company will not be required to issue or deliver any certificate or certificates for shares to be issued hereunder until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class are then listed and until the Company has taken such steps as may, in the opinion of counsel for the Company, be required by law and applicable regulations, including the rules and regulations of the Securities and Exchange Commission, and State Securities laws and regulations, in connection with the issuance or sale of such shares, and the listing of such shares on each such exchange. The Company will use its best efforts to comply with any such requirements.
     6. Adjustments Upon Changes in Capitalization. If all or any portion of the Option is exercised subsequent to any stock dividend, upon subdivision, split-up, combination or reclassification of the Common Stock or a merger or consolidation involving ConAgra Foods, the Human Resources Committee of the Board of Directors shall make equitable adjustment in the number and type of shares subject to this Option and adjustment in the per share Option Price, provided, however, that no fractional share shall be issued upon subsequent exercise of the Option and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. No adjustment shall be made if such adjustment is prohibited by Section 5.4 of the Plan (relating to Section 409A of the Code).
     7. Notices. Each notice relating to this Agreement shall be in writing. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal office in Omaha, Nebraska, Attention: Compensation. Each notice to the Optionee or any other person or persons entitled to exercise the Option shall be addressed to the Optionee’s address as shown on the Company’s records. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to the effect.
     8. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of ConAgra Foods. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee’s Successors. This Agreement shall be the sole and exclusive source of any and all rights which the Optionee or his Successors may have in respect to the Plan or any Options or Common Stock granted or issued thereunder whether to himself or to any other person.
     9. Resolution of Disputes. Any dispute or disagreement which should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement will be determined by the Human Resources Committee of the Board of Directors. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Nebraska.